Exhibit 10.16

IPC The Hospitalist Company

EXECUTIVE CHANGE IN CONTROL PLAN

The purpose of this IPC The Hospitalist Company Executive Change in Control Plan (the “Plan”) is to secure the continued services of certain senior executives of IPC The Hospitalist Company and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control of the Company. The Plan was approved by the Board of Directors on January 10, 2008, effective contingent upon the consummation of an initial public offering of the Shares of Common Stock of the Company. The Plan is effective on the date that such initial public offering is consummated (the “Effective Date”).

ARTICLE I

DEFINITIONS

Section 1.1 Definitions

Whenever used in this Plan, the following capitalized terms shall have the meanings set forth in this Section 1.1. Certain other capitalized terms are defined elsewhere in this Plan.

(a) “Annual Target Bonus Amount” means the annual target bonus for each Participant, if any, as set by the Compensation Committee in accordance with the Company’s annual bonus plan or policy for the calendar year in which the Participant incurs a termination of employment.

(b) “Base Salary” means (i) for a Participant who has an individual employment agreement with the Company, the annual base salary as specified in such employment agreement as in effect during the calendar year in which the Participant incurs a termination of employment (including any increases approved by the Compensation Committee), or (ii) for a Participant who does not have an individual employment agreement with the Company, the base salary shall equal the product of (x) the monthly salary as in effect during the last full month prior to the month in which the Participant incurs a termination of employment multiplied by (y) twelve (12).

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Severance Payment” means the cash payment of severance compensation as provided in Section 4.2.

(e) “Cause” means:

(i) the willful and continued failure by a Participant to substantially perform his or her duties for the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness or any such failure subsequent to the delivery of a notice of the Company’s intent to terminate the Participant’s employment without Cause or subsequent to the expiration of the Company’s remedy period following the Participant’s delivery to the Company of a notice of his or her intent to terminate employment for Good Reason), and such willful and continued failure continues after a demand for substantial performance is delivered to the Participant by the Company which specifically identifies the manner in which the Participant has not substantially performed his or her duties; or

(ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is injurious to the business or reputation of the Company.

For purposes of determining whether “Cause” exists, no act or failure to act on the part of the Participant shall be considered “willful” unless done, or omitted to be done, in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions to a Participant by a more senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to the Participant a copy of a resolution duly adopted by two-thirds (2/3) of the entire Board (excluding the Participant if applicable) at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clause (i) or (ii) has occurred and specifying the particulars thereof in detail. The Company must notify the Participant of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Plan. Notwithstanding the foregoing, with respect to a Participant who has entered into an employment agreement with the Company, “Cause” shall have the meaning specified in such agreement.

(f) “Change in Control” means (a) the acquisition by any Person of voting Shares which result in such Person being the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the outstanding voting Shares; provided, however, a Change in Control shall not be deemed to occur solely because more than fifty percent (50%) of the outstanding voting Shares is beneficially owned by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, or (ii) any Person which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in approximately the same proportion as their ownership of voting Shares immediately prior to such acquisition; (b) a merger, consolidation or other reorganization involving the Company if the stockholders of the Company and their affiliates, immediately before such merger, consolidation or other reorganization, do not, as a result of such merger, consolidation, or other reorganization, own directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting shares of the entity resulting from such merger, consolidation or other reorganization; (c) a complete liquidation or dissolution of the Company; or (d) the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries determined on a consolidated basis.

(g) “Change in Control Period” means the period described in Section 9.7 hereunder.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the committee appointed by the Chief Executive Officer of the Company to administer the Plan pursuant to Section 8.1.

(j) “Common Stock” means common stock, par value $.001 per share, of the Company.

(k) “Company” means IPC The Hospitalist Company, a Delaware corporation, any successor or assignee as provided in Article VI and any Subsidiary, as applicable.

(l) “Compensation” means a Participant’s Base Salary plus Annual Target Bonus Amount for the year in which the termination of employment occurs (determined without regard to any diminution in such Base Salary or Annual Target Bonus Amount that constitutes Good Reason for Participant’s resignation or would constitute such Good Reason but for the fact that it is less than the specified materiality threshold ($20,000)). Notwithstanding anything herein to the contrary, “Compensation” shall not include a Participant’s income from the grant or vesting of restricted stock, or from the grant, vesting, or exercise of stock options, or any other awards under any of the Company’s equity incentive plans.

(m) “Compensation Committee” means the compensation committee of the Board.

(n) “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Committee. Notwithstanding the foregoing, with respect to a Participant who has entered into an employment agreement with the Company, “Disability” shall have the meaning specified in such agreement as “Disability” or “Permanent Disability.”

(o) “Eligible Employee” means a regular full-time salaried employee of the Company who is a member of a select group of management or highly compensated employees of the Company.

(p) “Employee Grade” means the grade to which a Participant is designated in accordance with Section 3.1 or assigned by the Compensation Committee in accordance with Section 3.2.

(q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Good Reason” means the occurrence, without a Participant’s express written consent, of any of the following events, provided that the Participant shall have given the Company written notice that circumstances that Employee believes potentially constitute one of the following Good Reason events exist no later than ninety (90) days after the date that such circumstances come into existence, with specific explanation of the circumstances and the provision of this definition under which Good Reason has arisen:

(i) a reduction by the Company of a Participant’s Base Salary and Annual Target Bonus Amount (if any) as in effect immediately before a Change in Control which represents or will represent, in any 12-month period following such reduction, a reduction of $20,000 in either Base Salary, target Annual Bonus, or the aggregate of Base Salary and target Annual Bonus;

(ii)(A) any material and adverse change in a Participant’s authority, duties and responsibilities as in effect immediately before the Change in Control, or a material and adverse change, after the occurrence of a Change in Control, in the duties, responsibilities, authority or the managerial level of the individual or body of individuals to whom a Participant reports; provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (ii), or (B) a material and adverse change in a Participant’s titles or offices (excluding, if applicable, membership on the Board) with the Company as in effect immediately prior to a Change in Control;

(iii) the Company’s requiring a Participant to be based more than fifty (50) miles from the location of such Participant’s place of employment immediately before a Change in Control, except for normal business travel in connection with the Participant’s duties with the Company; or

(iv) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Article VI hereof.

Good Reason shall not exist unless, following receipt by the Company of the Participant’s notice under this Section 1.1(s), the Company is provided with thirty (30) days to remedy the circumstances that would constitute Good Reason. After receipt, a Participant’s continued employment shall not, subject to the requirements under this Section 1.1(s), constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided that any termination of a Participant’s employment for Good Reason as a result of such event or condition must occur no later than the second anniversary of the date that such condition initially arose. At any time after such notice has been given and Good Reason exists (and has not been cured), a termination of Employee’s employment due to Disability shall be deemed a termination by the Company not for Cause and not a termination due to Disability. Notwithstanding the foregoing, with respect to a Participant who has entered into an employment agreement with the Company, “Good Reason” shall have the meaning specified in such agreement.

(t) “Multiplier” for each Employee Grade shall be the number set forth opposite such Employee Grade below:

Employee Grade	Multiplier
Grade One	1.5
Grade Two	1.0

(u) “Participant” means an Eligible Employee designated (i) as of the Effective Date, in Section 3.1 as a participant in the Plan or (ii) after the Effective Date, by the Compensation Committee to participate in the Plan pursuant to Section 3.2; provided, however, that with respect to an Eligible Employee who has not entered into an employment agreement with the Company, such Eligible Employee shall not become a Participant eligible to receive any benefits under the Plan until the Employee has executed a copy of, and delivered to the Company, the Restrictive Covenant Agreement attached as Exhibit “A”.

(v) “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

(w) “Release” means, (i) with respect to a Participant who has entered into an employment agreement with the Company that has a release attached as an exhibit to such employment agreement, such release, or (ii) with respect to a Participant who has not entered into an employment agreement with the Company or who has entered into an employment agreement that does not have a release attached as an exhibit, a release acceptable to the Company and in a form substantially similar to the Separation and General Release Agreement attached hereto as Exhibit “B”.

(x) “Separation from Service” means a Participant’s termination of employment from the Company which constitutes a “separation from service,” as such term is defined under Section 409A of the Code or applicable guidance or regulations thereunder, including Treasury Regulation § 1.409A-1(h). References to “termination of employment” hereunder mean Participant’s Separation from Service and shall be interpreted in a way consistent with Treasury Regulation § 1.409A-1(h) and other applicable guidance under Section 409A.

(y) “Severance Benefit” means the Cash Severance Payment and all other payments and benefits as provided in Articles II and IV.

(z) “Severance Period” for each Employee Grade shall be the number set forth opposite such Employee Grade below:

Employee Grade	Severance Period
Grade One	18 Months
Grade Two	12 Months

(aa) “Share” means a share of the Common Stock.

(bb) “Subsidiary” means any corporation or other Person, a majority of the voting power, equity securities or equity interest of which is owned directly or indirectly by the Company.

ARTICLE II

INDEMNIFICATION AND GROSS-UP FOR EXCISE TAXES

Section 2.1 Gross-Up

(a) In the event that a Participant shall become entitled to amounts pursuant to Article IV hereof or other payments or benefits from the Company under this agreement or any other agreement, plan or arrangement (collectively, the “Company Payments”), and such Company Payments will be subject to the tax imposed by Section 4999 of the Code or any similar provision of state or local income tax law (the “Excise Tax”), the Company shall pay to such Participant at the time specified in Section 2.1(c) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax on the Company Payments and the Excise Tax and any other federal, state and local income or payroll tax on the Gross-Up Payment provided hereby, but before deduction for any federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. Notwithstanding the foregoing provisions of this Section 2.1(a) to the contrary, if it shall be determined that the Participant is entitled to a Gross-Up Payment, but the Company Payments do not exceed one hundred ten percent (110%) of the greatest amount that could be paid to the Participant without the Company Payments giving rise to any Excise Tax (the “Reduced Amount”), then no Gross-Up Payment shall be made to the Participant and the Company Payments, in the aggregate, shall be reduced to the Reduced Amount (with the payments to be first reduced being the portion of the Severance Payments that constitute deferrals of compensation under Section 409A followed next by other Severance Payments).. Notwithstanding the foregoing provisions of this Section 2.1(a) to the contrary, the Gross-Up Payment shall not exceed two times the amount of Employee’s Base Salary in effect at the time of the Change in Control or at the time of termination of employment (whichever is higher).

(b) To the extent a Participant is eligible to receive a Gross-Up Payment pursuant to this Article II, the Company shall provide such Participant with a written statement (the “Statement”) showing the computation of such Gross-Up Payment and the Excise Tax to which it relates, and setting forth the determination of the amount of gross income the Participant is required to recognize as a result of such payments and the Participant’s liability for the Excise Tax. All computations and determinations required to be made under this Article II, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such computations and determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a Company Payment, or such earlier time as is requested by the Company (the “Determination”). For purposes of the Determination, the Participant shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The Company shall pay the Gross-Up Payment to the Participant within thirty (30) days following receipt of the Statement; provided, however, that any such Gross-Up Payment shall not be made later than the last day of the calendar year following the year in which the Participant remits the Excise Tax to the relevant tax authority.

(d) The Participant shall cause his or her federal, state and local income tax returns for the period in which such Participant receives such Gross-Up Payment to be prepared and filed in accordance with the Statement, and, upon such filing, the Participant shall certify in writing to the Company that such returns have been so prepared and filed. At the Participant’s request, the Company shall furnish to the Participant, at no cost, assistance in preparing his or her federal, state and local income tax returns for the period in which the Participant receives such Gross-Up Payment in accordance with such statement. Notwithstanding the provisions of Section 2.1(a), the Company shall not be obligated to indemnify the Participant from and against any tax liability, cost or expenses (including, without limitation, any liability for the Excise Tax or attorney’s fees or costs) to the extent such tax liability, cost or expense is attributable to the Participant’s failure to comply with the provisions of this Section 2.1(d).

(e) The costs for the Accounting Firm’s actions taken pursuant to this Article II shall be borne one hundred percent (100%) by the Company.

ARTICLE III

ELIGIBILITY

Section 3.1 Named Participants

The following Eligible Employees are hereby designated as Participants at the applicable Employee Grade as listed below:

Participant	Employee Grade
Adam Singer	One
R. Jeffrey Taylor	Two
Devra Shapiro	Two
Richard Russell	Two

Section 3.2 Appointed Participants

In addition to the Participants named in Section 3.1, the Compensation Committee shall have the authority to designate an Eligible Employee as a Participant, and to designate such matters as the date that participation by the Eligible Employee shall commence and the appropriate Employee Grade, in each case at its sole discretion.

ARTICLE IV

SEVERANCE BENEFITS

Section 4.1 Right to Severance Benefit; Release

Subject to the execution and delivery by the Participant of the Release, and to such Release becoming effective, the Participant shall be eligible to receive (i) a Cash Severance Payment from the Company in the amount provided in Section 4.2 at such time as provided in Section 4.4, and (ii) such other benefits and rights provided in Article II and Sections 4.5, 4.6 and 4.8, in each case provided that the Participant incurs a termination of employment from the Company within ninety (90) days immediately preceding or eighteen (18) months immediately following the occurrence of a Change in Control for any reason other than:

(a) Death,

(b) Disability,

(c) Termination by the Company for Cause,

(d) Voluntary termination by the Participant for other than Good Reason, or

(e) A corporate transaction by the Company selling the Subsidiary which employed the Participant before such transaction, but only if such Participant is offered employment with the purchaser of such Subsidiary on substantially the same terms and conditions under which such Participant worked for such subsidiary before the transaction.

Section 4.2 Amount of Cash Severance Payment

The amount of the Cash Severance Payment shall equal the product of the Participant’s Compensation multiplied by the Multiplier for the Participant’s Employee Grade, less applicable withholdings.

Section 4.3 Offset for Payments Under Employment Agreement or Other Arrangement with Company; No Mitigation.

Notwithstanding anything herein to the contrary, any Severance Benefit payable or benefit provided to a Participant hereunder shall be reduced by the amount of severance payments and comparable benefits to which the Participant is entitled under any plan or program sponsored by the Company or under any similar arrangement entered into by the Company and the Participant, including, but not limited to, employment agreements; provided, however, that a payment or benefit under such other plan or program or arrangement that is not of a type provided hereunder shall not result in a reduction of the Severance Benefit payable or benefit provided hereunder. The nature of a payment or benefit as “comparable” shall be determined without regard to provisions specifying that payments are deemed to be “separate” payments for purposes of Section 409A. The Company acknowledges and agrees that the Participant shall be entitled to receive all amounts due pursuant to this Article IV regardless of any income which the Participant may receive from other sources following termination of employment from the Company

Section 4.4 Payment of Severance Benefit

The Participant’s ability to receive the Severance Benefit is contingent upon (i) the Participant executing, timely delivering to the Company and not revoking the Release provided to the Participant by the Company and (ii) the Participant’s compliance with the restrictive covenants set forth in the employment agreement or any other agreement entered into by the Participant and the Company, including, but not limited to, the Restrictive Covenant Agreement attached as Exhibit “A”; provided, that, if a Participant breaches any such restrictive covenant, then, in addition to other available remedies provided in such agreement or under applicable law, such Participant shall cease to be eligible for any Severance Benefit or other benefits under this Plan, and, upon the Company’s written request, must promptly repay to the Company any Severance Benefit and monetary value of other benefits previously received under the Plan; provided further that, subject to Section 4.7, any amount to be repaid shall be on a gross basis, without reduction for any taxes incurred. Provided that the Participant meets these conditions, the Cash Severance Payment shall be paid to the Participant, in monthly cash payments, for the duration of the applicable Severance Period, with each applicable monthly payment equal to the Cash Severance Payment divided by the number of months in the applicable Severance Period.

Section 4.5 Medical and Dental Benefits Continuation

Any Participant who is entitled to the Cash Severance Payment hereunder, shall, for the duration of the applicable Severance Period following his or her termination of employment with the Company, be eligible to continue coverage in the medical and dental plans maintained by the Company during such period on the same terms and conditions as if the Participant remained an active employee of the Company during such Severance Period. The coverage required by this Section 4.5 need only be provided by the Company if the Participant (on behalf of himself or herself and his or her eligible dependents) makes the appropriate election as required by Section 4980B of the Code and otherwise complies with the requirements of Section 4980B of the Code.

Section 4.6 Withholding of Taxes

The Company shall withhold from any amounts or benefits payable to the Participant under this Plan all federal, state, local, city, employment or other taxes required by applicable law to be withheld by the Company.

Section 4.7 Rules for Compliance with Code Section 409A. This Section 4.7 serves to ensure compliance with applicable requirements of Section 409A. Certain provisions of this Section 4.7 modify other provisions of this Plan. If the terms of this Section 4.7 conflict with other terms of the Plan, the terms of this Section 4.7 control. Before January 1, 2009, the timing of payments and distributions under the Plan and other terms relating to Section 409A compliance may be varied to the extent permitted under applicable Section 409A transition rules and in good faith compliance with Section 409A and IRS Notice 2005-1 and other applicable guidance under Section 409A.

(a) Severance Under Other Plans or Agreements; Separate Payments. If a Participant has an employment agreement or otherwise is entitled to severance payments upon a termination that also would result in a Severance Benefit under this Plan (“Non-Plan Severance”), the amount of such Non-Plan Severance actually payable or that would have been payable if your termination were not otherwise subject to this Plan shall be calculated at the time of your termination. Each installment payment that actually comprises or that would have comprised the Non-Plan Severance shall be deemed a separate payment for purposes of Section 409A (and portions of each installment shall be deemed separate payments as provided under the terms of such Non-Plan Severance). If such Non-Plan Severance in fact is payable, or is replaced by the Severance Benefit, payments thereof shall be paid in accordance with the timing rules and other provisions of the agreement, plan or arrangement under which the Non-Plan Severance is or was to be paid. If such Non-Plan Severance is deemed to be replaced by the Severance Benefit, the portion of the Severance Benefit that exceeds the Non-Plan Severance, including the part attributable to a higher severance multiplier and the part attributable to including annual bonus in the formula for calculating the Severance Benefit as compared to such Non-Plan Severance, each will be deemed to be a separate payment for purposes of Section 409A.

(b) Separate Payments Comprising the Severance Benefit. To the extent that payments of the Severance Benefit are deemed separate from Non-Plan Severance, payments of the Severance Benefit shall further be deemed to be separate payments for purposes of Section 409A as follows:

(i)

Each monthly installment payable in the first three months following termination of employment shall be a separate payment, payable, to the maximum extent permissible, under the short-term deferral rule set forth in Treasury Regulation § 1.409A-1(b)(4). If the monthly installment payable in the third month following termination would be payable in March, such installment shall be paid no later than March 15. The first two of these monthly installments shall not be paid until the date after Participant has executed the Release required under Section 4.4 and may no longer revoke such Release (this date varies but in no event is later than 52 days after termination of employment). If these payments are not payable under as a short-term deferral, they shall be payable instead under the “two-years/two-times” exclusion from Section 409A under Treasury Regulation § 1.409A-1(b)(9)(iii), up to the applicable limits of that exclusion (after applying the exclusion under Section 4.7(a) or under any other plan or arrangement to which it may be applicable). To the extent these payments do not qualify as short-term deferrals or under the “two-year/two-times” exception, such amounts shall be deemed to be deferred compensation under Section 409A and shall be subject to the six-month delay rule set forth in Section 4.7(c), if applicable.

(ii)	Each month’s installment payable in the fourth, fifth and sixth months following Participant’s termination of employment shall be a separate payment payable, to the maximum extent permissible, under the “two-years/two-times” exclusion from Section 409A under Treasury Regulation § 1.409A-1(b)(9)(iii), up to the applicable limits of that exclusion (after applying the exclusion under Sections 4.7(a) and 4.7(b)(i) and any other plan or arrangement to which it may be applicable). To the extent these payments do not qualify under the “two-year/two-times” exception, such amounts shall be deemed to be deferred compensation under Section 409A and shall be subject to the six-month delay rule set forth in Section 4.7(c), if applicable.

(iii)

Each month’s installment payable from the seventh through the 18th month following Participant’s termination of employment shall be deemed to include two separate payments, one of which is a payment equal to one-twelfth of the amount of the “two-years/two-times” exclusion under Treasury Regulation § 1.409A-1(b)(9)(iii) not applicable to payments prior to the seventh month after termination under the rules set forth above and after applying the exclusion under any other plan or arrangement to which it may be applicable (the “Excluded Portion”), and the other separate payment for each month being the remaining amount of such Severance Payment, if any (i.e., the total monthly Severance Payment minus the Excluded Portion), shall be deemed to be deferred compensation subject to Section 409A and shall be subject to the six-month delay rule set forth in Section 4.7(c), if applicable.

(c) Six-Month Delay Rule.

(i)	The six-month delay rule will apply to certain payments and benefits under the Plan if all of the following conditions are met:

(A)	Participant is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) for the year in which the Termination occurs. The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans and arrangements and applied in accordance with Treasury Regulation § 1.409A-1(i).

(B)	The Company’s stock is publicly traded on an established securities market or otherwise.

(C)	The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule, or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other exception, exemption or exclusion; provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D)

shall apply only if and to the extent that it is not necessary to apply to any other payment or benefit payable within six months after the Participant’s Termination.

(ii)	Effect of Rule. If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Plan within six months after Participant’s Separation from Service.

(A)	Any delayed payment or benefit shall be paid on the date six months after Participant’s Separation from Service.

(B)	During the six-month delay period, accelerated payment will occur in the event of the Participant’s death but not for any other reason (including no acceleration upon a Change in Control), except for accelerations expressly permitted under Treasury Regulation § 1.409A-1–A-6.

(C)	Any payment that is not triggered by a termination of employment, or is triggered by a termination but would be made more than six months after the Termination (without applying this six-month delay rule), or is triggered by Participant’s death shall be unaffected by the six-month delay rule.

(iii)	Limit to Application of Six-Month Delay Rule. If the terms of this Plan or other plan or arrangement or document relating to this Plan or payments hereunder impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

(d) Certain Benefits. With respect to benefits provided following Participant’s termination of employment, the provision of each such benefit (whether provided in kind by the Company, provided by third parties but to be paid for by the Company, or reimbursed to Participant by the Company) in each calendar year shall be deemed a separate payment by the Company, and each component separately covered by clauses (i) – (v) below shall be deemed a separate payment. The following payment rules apply to ensure, to the greatest extent possible. that provision of these benefits does not result in Section 409A penalties to Participant:

(i)	Payments that are non-taxable to Participant are intended to be not subject to Section 409A.

(ii)	Certain payments, including but not limited to business expense reimbursements, are excluded from being deemed deferrals of compensation under Treasury Regulation § 1.409A-1(b)(9)(v)(A), (B) and (C); such payments may be incurred or provided during the period from termination of employment until the last day of Participant’s second taxable year following the taxable year of Participant’s Termination, provided that reimbursements must be paid no later than the Participant’s third taxable year following the year of Participant’s Termination (or any greater or lesser period applicable to medical expenses under Treasury Regulation § 1.409A-1(b)(9)(v)(B)).

(iii)	Payments shall be excluded under other applicable provisions of Treasury Regulation § 1.409A-1–A-6 (including Treasury Regulation § 1.409A-1(b)(4) and (10)–(12)).

(iv)	Any such payments not covered under the foregoing rules shall be payable to the greatest extent permissible as a reimbursement to Participant or as an in-kind benefit to Participant meeting the requirements of Treasury Regulation § 1.409A-3(i)(1)(iv). For this purpose, the amount of any such payment in any one of Participant’s taxable years shall not affect the eligible amount of a related payment in any other of Participant’s taxable years (excluding medical expenses to the extent provided in Treasury Regulation § 1.409A-3(i)(1)((iv)(B)), and any payment in reimbursement of an eligible expense shall be made no later than the last day of Participant’s taxable year following the taxable year in which the expense was incurred. A payment subject to this clause (iv) may not be subject to liquidation or exchange for another benefit.

(v)	Any payment not excluded from being a deferral of compensation and not otherwise covered by clauses (i) – (iv) above shall nevertheless be payable as a separate payment under this Plan.

(e) Other Provisions.

(i)	No Influence on Year of Payment. In the case of any payment under the Plan payable during a specified period of time following a termination of employment or other event, if such permitted payment period begins in one calendar year and ends in a subsequent calendar year, Participant shall have no right to elect in which year the payment will be made, and the Company’s determination of when to make the payment shall not be influenced in any way by Participant.

(ii)	Good Reason. The definition of “Good Reason” in Article I is intended to meet requirements so that a termination for Good Reason will constitute an “involuntary separation” within the meaning of Treasury Regulation § 1.409A-1(n)(2)(i), and shall be so construed and interpreted.

(iii)	Non-transferability. No right to any payment or benefit under this Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Participant’s creditors or of any of Participant’s beneficiaries.

(iv)	No Acceleration. The timing of payments and benefits under the Plan may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without Participant incurring a tax penalty.

Section 4.8 Accelerated Vesting of Certain Stock Options.

In the event that a Participant becomes eligible to receive a Cash Severance Payment under Section 4.2, then any stock option granted to the Participant by the Company on or after July 1, 2007, which option remains outstanding immediately before the Participant’s termination of employment but has not yet become vested, other than excluded options as described below, shall not be forfeited upon the Participant’s termination of employment but instead shall become vested and fully exercisable at the time of such termination, subject to the requirement that the Participant timely execute the Release and deliver it to the Company, and such Release thereafter becomes effective. Stock options granted by the Company after the effectiveness of this Plan may be excluded from the operation of this Section 4.8 if the Board of Directors or the committee thereof authorizing the grant specifically provides, in the agreement evidencing the option and delivered to the Participant promptly following the grant of the option, that the option will not be subject to acceleration of vesting under this Section 4.8.

ARTICLE V

OTHER RIGHTS AND BENEFITS NOT AFFECTED

Section 5.1 Other Benefits

Subject to Section 4.3 (providing for offsets to payments and benefits under this Plan for severance and benefits under employment agreements and other arrangements), neither the provisions of this Plan nor the Severance Benefit provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish a Participant’s rights as an employee, whether existing now or hereafter, under any employee benefit, incentive, retirement, welfare, stock option, stock bonus or stock-based, or stock purchase plan, program, policy or arrangement or any written employment agreement or other plan, program policy or arrangement not related to severance.

Section 5.2 Employment Status

This Plan does not constitute a contract of employment or impose on a Participant any obligation to remain in the employ of the Company, nor does it impose on the Company any obligation to retain a Participant in his or her present or any other position, nor does it change the status of a Participant’s employment as an employee at will (or otherwise). Nothing in this Plan shall impairs the right of the Company in its absolute discretion to change or reduce a Participant’s compensation at any time, or to change or terminate at any time one or more of its employee benefit plans, except for compensation payable under the terms of this Plan.

ARTICLE VI

SUCCESSOR TO THE COMPANY

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no succession or assignment had taken place. In such event, the term “Company”, as used in this Plan, shall mean (from and after, but not before, the occurrence of such event) the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

ARTICLE VII

CLAIMS

Section 7.1 Claims Procedure

If a Participant has (a) a claim for compensation or benefits which are not being paid under the Plan, (b) another claim for benefits under the Plan, or (c) a claim for clarification of rights under this Plan, then such Participant (or his or her designee) (a “Claimant”) may file with the Committee a written claim setting forth the amount and nature of the claim, supporting facts, and the Claimant’s address. The Committee shall notify each Claimant of its decision in writing by written or electronic means within 90 days after its receipt of a claim, unless otherwise agreed by the Claimant. In special circumstances, the Committee may extend for a further 90 days the deadline for its decision, provided the Committee notifies the Claimant of the need for the extension within 90 days after its receipt of a claim. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent provisions of the Plan on which the denial is based, describe any additional material or information necessary for the Claimant to realize the claim, and explain the claims review procedure under the Plan and a statement of a Participant’s right to bring a cause of action under Section 502(a) of ERISA after receiving a denial upon appeal.

Section 7.2 Claims Review Procedure

A Claimant whose claim has been denied or such Claimant’s duly authorized representative may file, within 60 days after notice of such denial is received by the Claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the Claimant in writing of its decision within 60 days after receipt of such request, unless otherwise agreed by the Claimant. In special circumstances, the Committee may extend for up to 60 additional days the deadline for its decision, provided the Committee notifies the Claimant of the need for the extension within 60 days after its receipt of the request for review. The notice of the final decision of the Committee shall include the reasons for its decision, specific references to the Plan on which the decision is based and a statement of a Participant’s right to receive, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits. The decision of the Committee shall be final and binding on all parties.

ARTICLE VIII

ADMINISTRATION

Section 8.1 Committee

The Chief Executive Officer of the Company (the “CEO”) shall appoint not less than three (3) members of a committee, to serve at the pleasure of the CEO to administer the Plan. Members of the Committee may but need not be employees of the Company and may but need not be participants in the Plan, but a member of the Committee who is eligible to participate in the Plan shall not vote or act upon any matter which relates solely to such member as a Plan participant. All decisions of the Committee shall be by a vote or written evidence of intention of the majority of its members and all decisions of the Committee shall be final and binding.

Section 8.2 Committee Membership

Any member of the Committee may resign at any time by giving thirty (30) days’ advance written notice to the CEO and to the remaining members (if any) of the Committee. A member of the Committee, who at the time of his or her appointment to the Committee was an employee or director of the Company, and who for any reason ceases to be neither an employee nor a director, as applicable, of the Company, shall cease to be a member of the Committee effective on the date he or she ceases to be neither an employee nor director, as applicable, of the Company unless the CEO affirmatively continues his or her appointment as a member of the Committee. If there is a vacancy in the membership of the Committee, the remaining members shall constitute the full Committee. The CEO may fill any vacancy in the membership of the Committee, or enlarge the Committee, by giving written notice of appointment to the person so appointed and to the other members (if any) of the Committee, effective as stated in such written notice. However, the CEO shall not be required to fill any vacancy in the membership of the Committee if there remain at least three members of the Committee. Any notice required by this Section may be waived by the person entitled thereto.

Section 8.3 Duties

Except as otherwise provided herein, the Committee shall have the power and duty in its sole and absolute discretion to do all things necessary or convenient to effect the intent and purposes of the Plan, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power in its sole and absolute discretion to:

(a) provide rules for the management, operation and administration of the Plan, and, from time to time, amend or supplement such rules;

(b) interpret and construe the Plan in its sole and absolute discretion to the fullest extent permitted by law, which interpretation and construction shall be final and conclusive upon all persons;

(c) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(d) make all determinations relevant to eligibility for benefits under the Plan, including determinations as to: whether a Participant has incurred a termination of employment, the existence of Cause or Good Reason, whether the amounts or benefits to be provided under the Plan would be subject to additional taxes and penalties under Section 409A of the Code, and compliance with applicable restrictive covenants;

(e) enforce the Plan in accordance with its terms and the Committee’s interpretation or construction of the Plan as provided in subsection (b) above; and

(f) do all other acts and things necessary or proper in its judgment to carry out the purposes of the Plan in accordance with its terms and intent.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and to otherwise supervise the administration of the Plan.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Applicable Law

This is an employee benefit plan subject to ERISA and shall be governed by and construed in accordance with ERISA and, to the extent applicable and not preempted by ERISA, the law of the State of Delaware applicable to contracts made and to be performed entirely within that State, without regard to its conflict of law principle.

Section 9.2 Construction

No term or provision of this Plan shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions of this Plan and any present or future law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Plan shall be curtailed and limited only to the extent necessary to bring such provision with the requirements of the law.

Section 9.3 Severability; Equitable Modification

If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. If any court of competent jurisdiction shall deem any provision of the Agreement too restrictive, the other provisions shall stand, and the court shall modify the provision at issue to the point of greatest restriction permissible by law.

Section 9.4 Headings

The Section headings in this Plan are inserted only as a matter of convenience of reference, and in no way define, limit, or extend or interpret the scope of this Plan or of any particular Section.

Section 9.5 Assignability

A Participant’s rights or interests under this Plan shall not be assignable or transferrable (whether by pledge, grant of a security interest, or otherwise), except by will or by the laws of descent and distribution.

Section 9.6 No Waiver

Any waiver of breach of any of the terms, provisions, or conditions of this Agreement must be in writing to be effective, and shall not be construed or held to be a waiver of any other breach, or a waiver of, acquiescence in, or consent to any further succeeding breach thereof.

Section 9.7 Term

This Plan shall continue in full force and effect until its terms and provisions are completely carried out, unless terminated by the Board with at least a majority vote before the commencement of a Change in Control Period (as defined below). A “Change in Control Period” shall commence upon the earlier of (i) the first day the Company (or any Person on its behalf) begins negotiations to effect a Change in Control and (ii) the Company executing a letter of intent (whether or not binding) or a definitive agreement to effect a Change in Control and shall expire upon the first to occur of (A) the occurrence of a Change in Control and (B) the first anniversary of the commencement of the Change in Control Period.

Section 9.8 Amendment/Termination

This Plan may be amended in any respect by resolution adopted by the Board until the commencement of a Change in Control Period; provided, however, that this Section 9.8 shall not be amended, and no amendment to the Plan shall be effective if made during a Change in Control Period except to the extent that such amendment is agreed to by the affected Participants in writing. After a Change in Control occurs, this Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever until the second anniversary of such Change in Control. No agreement or representations, written or oral, express or implied, with respect to the subject matter hereof, have been made by the Company which are not expressly set forth in this Plan. Amendment or termination of the Plan shall not accelerate (or defer) the time of any payment under the Plan that is deferred compensation subject to Section 409A of the Code if such acceleration (or deferral) would subject such deferred compensation to additional tax or penalties under Section 409A.

Section 9.9 Notices

For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, or sent by certified or overnight mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board. All notices and communications shall be deemed to have been received on the date of delivery thereof if personally delivered, on the third business day after the mailing thereof, or on the date after sending by overnight mail, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

Section 9.10 Exculpation

To the extent permitted by applicable law, no member of the Committee serving as Plan administrator nor any other officer, employee or director of the Company acting on behalf of the Company with respect to this Plan shall be directly or indirectly responsible or otherwise liable by reason of any action or default as a member of that Committee, Plan administrator or other officer or employee of the Company acting on behalf of the Company with respect to this Plan, or by reason of the exercise of or failure to exercise any power or discretion as such person, except for any action, default, exercise or failure to exercise resulting from such person’s gross negligence or willful misconduct. To the extent permitted by applicable law, no member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives.

Section 9.11 Indemnification

The Company shall indemnify and hold harmless each member of the Committee serving as Plan administrator, and each other officer, employee or director of the Company acting on behalf of the Company with respect to this Plan, against any and all expenses and liabilities arising out of his or her own membership on the Committee, service as Plan administrator, or other actions respecting this Plan on behalf of the Company, except for expenses and liabilities arising out of such person’s gross negligence or willful misconduct. A person indemnified under this Section who seeks indemnification hereunder (“Indemnitee”) shall tender to the Company a request that the Company defend any claim with respect to which the Indemnitee seeks indemnification under this Section and shall fully cooperate with the Company in the defense of such claim. If the Company shall fail to timely assume the defense of such claim, then the Indemnitee may control the defense of such claim. However, no settlement of any claim otherwise indemnified under this Section shall be subject to indemnity hereunder unless the Company consents in writing to such settlement.

Section 9.12 Information

The Company and the Participant shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of their powers and duties in the administration of the Plan. Such information may include, but shall not be limited to, the names of all Plan participants, their earnings and their dates of birth, employment, termination or death. Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

Section 9.13 No Property Interest

The Plan is unfunded. Severance pay shall be paid exclusively from the general assets of the Company and any liability of the Company to any person with respect to benefits payable under the Plan shall give rise solely to a claim as an unsecured creditor against the general assets of the Company. Any claim a Participant may have, or any interest in or right to any compensation, payment or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title or interest now or at any time in the future.

Section 9.14 Beneficiary

Any payment due under this Plan after a Participant’s death shall be paid to such person or persons, jointly or successively, as such Participant may designate, in writing filed with the Committee during such Participant’s lifetime in a form acceptable to the Committee, which a Participant may change without the consent of any beneficiary by filing a new designation of beneficiary in like manner. If no designation of beneficiary is on file with the Committee or no designated beneficiary is living or in existence upon such Participant’s death, such payments shall be made to such Participant’s surviving spouse, if any, or if none, to such Participant’s estate.

Section 9.15 Plan Year

The fiscal records of the Plan shall be kept on the basis of a plan year which is the calendar year.

*        *        *

Dated: January 10, 2008

Exhibit A

Restrictive Covenants Agreement

A-1

Exhibit B

Separation and General Release Agreement

IPC The Hospitalist Company (“Company”), and                                  (“Employee”), agree that this Separation Agreement and General Release (“Agreement”) sets forth their complete agreement and understanding regarding the termination of Employee’s employment with Company.

1. Separation Date. Employee’s employment with Company will terminate/was terminated effective                      (the “Separation Date”). Employee represents that the Employee has returned all Company property to Company. Except as specifically provided below, Employee shall not be entitled to receive any benefits of employment following the Separation Date.

2. Consideration of Company. In consideration for the releases and covenants by Employee in this Agreement, Company will provide Employee with: describe severance benefits.

3. Employee Release of Rights and Agreement Not to Sue. Employee (defined for the purpose of this Paragraph 3 as Employee and Employee’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the Released Parties (defined as the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, subsidiaries, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known or unknown claims, causes of action, liabilities, damages, fees, or remunerations of any sort, arising or that may have arisen out of or in connection with Employee’s employment with or termination of employment from the Company, including but not limited to claims for:

(a) violation of any written or unwritten contract, agreement, policy, benefit plan, retirement or pension plan, option plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration; and/or

(b) discrimination, harassment, or retaliation on the basis of any characteristic protected under law, including but not limited to race, color, national origin, sex, sexual orientation, religion, disability, marital or parental status, age, union activity or other protected activity; and/or

(c) denial of protection or benefits under any statute, ordinance, executive order, or regulation, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, the Illinois Wage

B-2

Payment and Collection Act, the Illinois Human Rights Act, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment; and/or

(d) violation of any public policy or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, interference with contract.

4. No Disparagement or Encouragement of Claims. Except as required by lawful subpoena or other legal obligation, Employee agrees not to make any oral or written statement that disparages or places the Company (including any of its past or present officers, employees, products or services) in a false or negative light, or to encourage or assist any person or entity who may or who has filed a lawsuit, charge, claim or complaint against the Released Parties (as defined in Paragraph 3, above). Employee affirms that Employee has not done anything before signing this Agreement that would violate this paragraph. If Employee receives any subpoena or becomes subject to any legal obligation that implicates this paragraph, Employee will provide prompt written notice of that fact to the Company (as provided below) and enclose a copy of the subpoena and any other documents describing the legal obligation. [OPTIONAL]

5. Non-admission/Inadmissibility. This Agreement does not constitute an admission that the Company took any wrongful, unlawful, or harmful action, and the Company specifically denies any wrongdoing. This Agreement is offered solely to resolve fully all matters related to Employee’s employment with and termination from Company. This Agreement shall not be used as evidence in any proceeding, except one alleging a breach of this Agreement.

6. Severability. The provisions of this Agreement shall be severable such that the invalidity of any provision shall not affect the validity of other provisions; provided, however, that if a court or other binding authority holds that any release in Paragraph 3 is illegal, void or unenforceable, Employee agrees to promptly execute a release and agreement that is legal and enforceable.

7. Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law, without regard to its principles of conflicts of laws.

8. Entire Agreement. This Agreement represents the entire agreement and understanding concerning Employee’s separation from the Company. This Agreement supersedes and replaces any and all prior agreements, understandings, discussions, negotiations, or proposals concerning the matters addressed herein; provided, however, that the Company’s Executive Change in Control Plan, including without limitation Employee’s obligations thereunder and the applicable restrictive covenants to which the Employee is bound, shall remain in full force and effect. In deciding to sign this Agreement, Employee has not relied on any express or implied promise, statement, or representation by the Company, whether oral or written, except as set forth herein.

B-3

9. [FOR EMPLOYEES AGE 40+ ONLY] Revocation Period. Employee has the right to revoke this Agreement, solely with regard to Employee’s release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, for up to seven days after Employee signs it. In order to revoke this Agreement, Employee must sign and send a written notice of the decision to do so, addressed to [insert title, and address], and that written notice must be received by the Company no later than the eighth day after Employee signed this Agreement. If Employee revokes this Agreement, Employee will not be entitled to any of the consideration from the Company described in paragraph 2 above or under the Company’s Change in Control Plan.

10. Voluntary Execution of Agreement. Employee acknowledges that:

a.	Employee has carefully read this Agreement and fully understands its meaning;

b.	Employee had the opportunity to take up to 21 days [45 days for those age 40+ discharged in a termination affecting more than 1 employee] after receiving this Agreement to decide whether to sign it;

c.	Employee understands that the Company is herein advising him, in writing, to consult with an attorney before signing it;

d.	Employee is signing this Agreement, knowingly, voluntarily, and without any coercion or duress; and

e.	everything Employee is receiving for signing this Agreement is described in the Agreement itself, and no other promises or representations have been made to cause Employee to sign it.

IPC The Hospitalist Company

By:
Employee Signature

Title:
Employee Name (print)

Dated:	Dated:

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